Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Bausch Health Companies Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value	(1)	Other	5,000,000	$6.61	$33,050,000.00	0.0001531	$5,059.96

Total Offering Amounts:							$33,050,000.00		5,059.96
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,059.96

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Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Shares as reported on the New York Stock Exchange on July 30, 2025.

The Amount of Registration Fee is rounded to the nearest cent. The Registrant does not have any fee offsets.